Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF

SCHEDULE 13D

The undersigned being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule 13D (including amendments thereto) jointly on behalf of each such party.

Dated: January 22, 2021	Bain Capital Venture Fund 2012, L.P.

	By:	Bain Capital Venture Partners 2012, L.P., its general partner

	By:	Bain Capital Venture Investors, LLC its general partner

	By:	/s/ Enrique T. Salem
Name: Enrique T. Salem
Title: Managing Director

BCIP Venture Associates

	By:	Boylston Coinvestors, LLC its managing partner

	By:	/s/ Enrique T. Salem
Name: Enrique T. Salem
Title: Authorized Signatory

BCIP Venture Associates—B

	By:	Boylston Coinvestors, LLC its managing partner

	By:	/s/ Enrique T. Salem
Name: Enrique T. Salem
Title: Authorized Signatory